Exhibit 99.1

Press Release

Clean Harbors Announces Results Through

Consent Date of Tender Offer and Consent Solicitation

Norwell, MA — July 27, 2012 — Clean Harbors, Inc. (“Clean Harbors”) (NYSE:CLH) announced today that, pursuant to its previously announced tender offer and consent solicitation (collectively, the “Tender Offer”) to purchase any and all of its outstanding $490.0 million aggregate principal amount of 7 5/8% senior secured notes due 2016 (the “2016 Notes”), Clean Harbors has received tenders and consents from the holders of an aggregate principal amount of $339.1 million, or 69.2% of the total outstanding, by the expiration of the consent payment deadline at 5:00 p.m., New York City time, on July 27, 2012 (the “Consent Date”). The terms of the Tender Offer are described in Clean Harbors’ Offer to Purchase and Consent Solicitation Statement dated July 16, 2012 (the “Offer to Purchase”). The consents received exceed the amount needed to approve the proposed amendments described in the Offer to Purchase to the indenture under which the 2016 Notes were issued (the “Indenture”).

Under the terms of the Tender Offer, holders of 2016 Notes which validly tendered (and did not validly withdraw) their 2016 Notes on or prior to the Consent Date will receive $1,041.38 per $1,000.00 in principal amount of the 2016 Notes validly tendered (the “Total Consideration”), plus accrued but unpaid interest up to, but not including, the payment date. The Total Consideration includes a consent payment of $30.00 per $1,000.00 in principal amount of the 2016 Notes validly tendered (the “Consent Payment”). Clean Harbors intends to make payment on July 30, 2012 for the 2016 Notes which were validly tendered (and not validly withdrawn) on or prior to the Consent Date.

Holders which tender after the Consent Date but prior to the expiration of the Tender Offer at midnight, New York City time on August 10, 2012 (the “Expiration Date”), unless the Tender Offer is extended or earlier terminated, will receive $1,011.38 per $1,000.00 in principal amount of the 2016 Notes validly tendered, plus accrued but unpaid interest up to, but not including, the payment date. Such payment will represent the Total Consideration less the Consent Payment. Clean Harbors intends to redeem on August 15, 2012 any 2016 Notes that remain outstanding after the consummation of the Tender Offer at a redemption price of $1,038.13 per $1,000.00 principal amount of 2016 Notes, plus accrued but unpaid interest up to, but not including, the payment date, in accordance with the terms of the Indenture, as amended pursuant to the amendments which were approved through the consents received on or prior to the Consent Date.

Based on the consents received on or prior to the Consent Date, Clean Harbors and the trustee under the Indenture are expected to enter into a supplemental indenture that will, once operative, eliminate substantially all of the restrictive covenants and certain events of default and reduce the required notice period contained in the optional redemption provisions of the Indenture. The supplemental indenture is expected to become operative upon payment for the 2016 Notes tendered by the Consent Date as described above.

Requests for copies of the Offer to Purchase and other documents relating to the Tender Offer may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 794-2200 or (212) 430-3774. Goldman, Sachs & Co. is acting as Dealer Manager and Solicitation Agent for the Tender Offer. Questions regarding the

42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Tender Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 and (212) 357-0345.

This press release is not an offer to purchase or solicitation of consents with respect to the 2016 Notes. The Tender Offer is only being made pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such statements may include, but are not limited to, statements about Clean Harbors’ business outlook and financial guidance and other statements that are not historical facts.  Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “risk factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements.  Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.

About Clean Harbors

Clean Harbors is the leading provider of environmental, energy and industrial services throughout North America.  Clean Harbors serves more than 60,000 customers, including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 200 locations, including over 50 waste management facilities, throughout North America in 37 U.S. states, seven Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Contacts: James M. Rutledge Vice Chairman and Chief Financial Officer Clean Harbors, Inc 781.792.5100 InvestorRelations@cleanharbors.com	Jim Buckley Executive Vice President Sharon Merrill Associates 617.542.5300 clh@investorrelations.com